Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

July 2, 2021

Ramaco Resources, Inc.

250 West Main Street, Suite 1800
Lexington, Kentucky 40507

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Ramaco Resources, Inc., a Delaware corporation (the “Issuer”), in connection with the issuance and sale by the Issuer of up to $28,750,000 in aggregate principal amount of its senior notes due 2026 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”), substantially in the form filed as an exhibit to the Registration Statement (as defined below), to be entered into by and between the Issuer and B. Riley Securities, Inc., as representative of the several underwriters named therein.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, bylaws and other organizational documents of the Issuer, (ii) the registration statement on Form S-1 (No. 333-257166) (as amended or supplemented, the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on June 17, 2021, (iii) the indenture (the “Base Indenture”), substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Issuer and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”), as supplemented by the first supplemental indenture thereto (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), substantially in the form filed as an exhibit to the Registration Statement, establishing the terms of the Notes, to be entered into by and between the Issuer and the Trustee and (iv) copies of the Notes.

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For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Issuer of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer is a party.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes are binding obligations of the Issuer.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

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This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP